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                                                                  Exhibit 3(e)

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

                             * * * * * * * * * * *

      K-V PHARMACEUTICAL COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

            FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation.

            RESOLVED, that Paragraph 4 of the Certificate of Incorporation of the Company be amended in its entirety to read as follows:

                  4. The total number of shares which the corporation shall have the authority to issue is Twelve Million (12,000,000) shares, of the par value of Seventeen Cents ($.17) each, amounting in the aggregate to Two Million Forty Thousand Dollars ($2,040,000).


            SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.


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            THIRD:  that the aforesaid amendment was duly adopted in
accordance with the applicable provisions of section 242 and 228 of the General Corporation Law of the State of Delaware.

            FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on July 21, 1986.

      IN WITNESS WHEREOF, said K-V PHARMACEUTICAL COMPANY has caused this certificate to be signed by Marc S. Hermelin, its Vice Chairman of the Board of Directors and attested by Alan G. Johnson, its Secretary, this 9th day of July, 1986.
                                    K-V PHARMACEUTICAL COMPANY



                                    /s/ Marc S. Hermelin
                                   ------------------------------------
                                    Marc S. Hermelin
                                    Vice Chairman of the Board of
                                    Directors and Chief Executive
                                    Officer



/s/ Alan G. Johnson
- ------------------------
Alan G. Johnson,
Secretary